Filed Pursuant to Rule 424(b)(3)
Registration No. 333-267756

Prospectus Supplement No. 1 to Reoffer Prospectus

of

FAZE HOLDINGS INC.

Additional 841,667 Shares of Common Stock Offered by Selling Stockholders

This Prospectus Supplement, dated December 9, 2022 (this “Supplement”), supplements the reoffer prospectus included in the Registration Statement on Form S-8 filed by FaZe Holdings Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) on October 6, 2022 (the “Reoffer Prospectus”) to reflect 841,667 additional shares (the “Additional Shares”) of Common Stock, par value $0.0001 per share (the “Common Stock”), of the Company that may be offered and sold from time to time by certain of our executive officers and directors (the “Additional Selling Stockholders”) who are considered an “affiliate” of the Company (as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)) and who have acquired, or will acquire such shares, as a result of grants made to the Additional Selling Stockholders under the FaZe Holdings Inc. 2022 Omnibus Incentive Plan. The Reoffer Prospectus, as updated by this Supplement, relates to the resale of up to an aggregate of 11,000,959 shares of Common Stock by the Additional Selling Stockholders and certain other employees of the Company whom may be considered “affiliates” of the Company (collectively, the “Selling Stockholders”).

You should read this Supplement in conjunction with the Reoffer Prospectus. This Supplement is qualified by reference to the Reoffer Prospectus and the information contained therein, including by incorporation by reference, except to the extent the information in this Supplement supersedes the information contained in the Reoffer Prospectus.

The Common Stock is currently listed on the Nasdaq Capital Market and trades under the symbol “FAZE.” On December 8, 2022, the last reported sales price of the Common Stock on The Nasdaq Capital Market was $2.01 per share.

The shares of Common Stock offered by the Reoffer Prospectus, as supplemented by this Supplement, may be sold from time to time directly by or on behalf of each Selling Stockholder, and in connection with their sales, a Selling Stockholder and any participating broker or dealer may be deemed to be “underwriters” within the meaning of the Securities Act, all as further set forth in “Plan of Distribution” in the Reoffer Prospectus.

INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 7 OF THE REOFFER PROSPECTUS, AND SUCH RISKS AND THE “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” ON PAGE 4 OF THE REOFFER PROSPECTUS SHOULD BE REVIEWED CAREFULLY.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Reoffer Prospectus or this Supplement or determined if the Reoffer Prospectus or this Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The information set forth under the caption “Selling Stockholders” in the Reoffer Prospectus is amended and supplemented as set forth below. Terms not otherwise defined herein shall have the respective meanings set forth in the Reoffer Prospectus.

The date of this Prospectus Supplement is December 9, 2022

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of Common Stock by the Selling Stockholders. We will not receive any proceeds from the resale of the shares of the Common Stock by the Selling Stockholders.

The table below sets forth, as of (i) September 15, 2022, with respect to the 10,159,292 shares of Common Stock offered for resale by the Selling Stockholders listed in the original Reoffer Prospectus, and (ii) November 30, 2022, with respect to the Additional Shares offered for resale by the Additional Selling Stockholders: (i) the name of each person who is offering the resale of shares of Common Stock by the Reoffer Prospectus, as supplemented by this Supplement; (ii) the number of shares of Common Stock that each Selling Stockholder may offer for sale from time to time pursuant to the Reoffer Prospectus, as supplemented by this Supplement, whether or not such Selling Stockholder has a present intention to do so; and (iii) the number of shares (and the percentage, if 1% or more) of Common Stock each person will own after the offering, assuming they sell all of the shares offered. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power. Unless otherwise indicated, the address for each Selling Stockholder listed in the table below is c/o FaZe Holdings Inc., 720 N. Cahuenga Blvd., Los Angeles, CA 90038.

The Selling Stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares of Common Stock since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the Selling Stockholders may change from time to time and, if necessary, we will further amend or supplement this Reoffer Prospectus, as supplemented by this Supplement, accordingly. We cannot give an estimate as to the number of shares of Common Stock that will actually be held by the Selling Stockholders upon termination of this offering because the Selling Stockholders may offer some or all of their shares of Common Stock under the offering contemplated by the Reoffer Prospectus or acquire additional shares of Common Stock. The total number of shares of Common Stock that may be sold hereunder will not exceed the number of shares of Common Stock offered hereby. Please read the section entitled “Plan of Distribution” in the Reoffer Prospectus.

Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to this Offering(1)	Shares of Common Stock Offered for Resale in this Offering(2)	Shares of Common Stock Beneficially Owned After this Offering(3)	Percentage of Common Stock Beneficially Owned After this Offering(1)(3)
Ben Gordon	64,898	64,898	—	—
Julia Handra	1,723	1,723	—	—
Brittany Le	1,522	1,522	—	—
Rich Flier	237,861	237,861	—	—
Spencer Sherman	59,487	59,487	—	—
Jennie Parungao	47,696	47,696	—	—
Adam Bauer	118,577	118,577	—	—
Matt Augustin	4,740	4,740	—	—
Clara Gardasevich	2,379	2,379	—	—
Ryan Greene	2,385	2,385	—	—
Bill McCullough	236,978	236,978	—	—
Nic Gibbs	71,040	71,040	—	—
Stash Solinski	23,671	23,671	—	—
Soben Phy	5,666	5,666	—	—
Shawn Clark-Dougherty	3,252	3,252	—	—
Muj Fricke	11,871	11,871	—	—
Randy Baptista	989	989	—	—
Joel De La Cruz	1,331	1,331	—	—
Rita McMillin	2,387	2,387	—	—
Ariel Zengotita	2,379	2,379	—	—

Kirstie Zengotita	2,379	2,379	—	—
Philip Gerads	2,396	2,396	—	—
Joseph Martin	2,368	2,368	—	—
Timothy Hsiao	2,369	2,369	—	—
Addison Dailey	2,370	2,370	—	—
Stephen Heo	2,370	2,370	—	—
Million Dessie	2,367	2,367	—	—
Patrick Debiniski	2,366	2,366	—	—
Darren Yan	239,098	239,098	—	—
Vera Salamone	179,721	179,721	—	—
Taav Cooperman	119,681	119,681	—	—
Nik Jayaram	53,665	53,665	—	—
Griffin Hadley	23,901	23,901	—	—
Brandon Dalton	11,911	11,911	—	—
Stephanie Lechman	3,393	3,393	—	—
Kyle Rooney	2,375	2,375	—	—
Spencer Held	1,770	1,770	—	—
Stephanie Mermigas	23,795	23,795	—	—
Alyson Yamauchi	23,698	23,698	—	—
Derek Chestnut	119,814	119,814	—	—
Mohammad Abdelfattah	35,851	35,851	—	—
Meredith Shiney	4,761	4,761	—	—
Jared Richardson	2,375	2,375	—	—
Ruben Morales	647	647	—	—
Sergey Mukhamedianov	59,487	59,487	—	—
Eddie Han	35,944	35,944	—	—
Jerry Peralte	1,347	1,347	—	—
Rana Kaplan	179,721	179,721	—	—
Karen Kim	2,391	2,391	—	—
Xavier Ramos	179,058	179,058	—	—
Brooke Grant	119,505	119,505	—	—
Robert Wolfe	1,472	1,472	—	—
Stephen Simadibrata	2,367	2,367	—	—
Laura Ryk	4,734	4,734	—	—
Erick Rodriguez	4,734	4,734	—	—
Kaniaka Ashford	2,367	2,367	—	—
Miguel Rosales	2,367	2,367	—	—
Chelsey Northern	118,886	118,886	—	—
Chloe Snyder	4,734	4,734	—	—
Erik Anderson	418,598	418,598	—	—
Luke Dainton	11,981	11,981	—	—
Ivan Roichman	11,981	11,981	—	—
Andrew Ziedins	5,964	5,964	—	—
Dom Chotivanich	4,741	4,741	—	—
Robert Dahlstrom	35,944	35,944	—	—
Allen Shvarts	11,831	11,831	—	—
Javier Orozco	2,365	2,365	—	—
Ilina Rulsky	2,365	2,365	—	—
Brandon Jackson	117,694	117,694	—	—
Danny Sung	118,224	118,224	—	—
Anthony Gaffney	2,364	2,364	—	—
Hubrick Limited	359,442	359,442	—	—
Brian Awadis	718,884	718,884	—	—
Nick Kolcheff	250,589	250,589	—	—

Lucas Mosing	191,702	191,702	—	—
Jason McAllister	143,777	143,777	—	—
Mike Novogratz	47,413	47,413	—	—
Sam Englebardt	2,370	2,370	—	—
Alex Prynkiweicz	477,136	477,136	—	—
Justin Kenna	239,628	239,628	—	—
Philip Gordon	1,653,865	1,653,865	—	—
Jaci Hays	654,361	654,361	—	—
Jakob Swaerden	381,991	381,991	—	—
Nikan Nakimkah	118,931	118,931	—	—
Sabastian Diamond	681,671	681,671	—	—
Devin Magee	11,769	11,769	—	—
Kieran Magee	11,769	11,769	—	—
Garret Underhill	17,654	17,654	—	—
John Joseph Cizek III	35,308	35,308	—	—
Curtis Henke	11,769	11,769	—	—
Mohammed Eid	11,769	11,769	—	—
Tyler Noble	11,769	11,769	—	—
Austin Gwidt	11,981	11,981	—	—
Patric Bragaru	35,308	35,308	—	—
Cameron Spector	23,539	23,539	—	—
Kerry Nguyen	11,769	11,769	—	—
Hayden Eller	11,769	11,769	—	—
Austin Pamajewon	35,591	35,591	—	—
Franco Sicilia	23,786	23,786	—	—
Luke Sharretts	11,769	11,769	—	—
Kris Lamberson	117,694	117,694	—	—
Josue Burgos	35,308	35,308	—	—
Marc Kavtelishvilli	11,769	11,769	—	—
Talal Almalki	11,769	11,769	—	—
Ean Chase	11,769	11,769	—	—
Jordan Cox	11,769	11,769	—	—
Dante Santana	11,769	11,769	—	—
Daniel Paul Walsh	11,769	11,769	—	—
Noam Elie Ackenine	11,769	11,769	—	—
Kyle Jackson	23,539	23,539	—	—
Nate Hill	35,308	35,308	—	—
Mike Mezzatesta	11,769	11,769	—	—
Ricardo Ramos	2,354	2,354	—	—
Pedro Miguel Coimbra	2,354	2,354	—	—
Mick Millar	2,354	2,354	—	—
Larry Edward Darr III	2,354	2,354	—	—
Jeremy Mink	2,354	2,354	—	—
Isiah Ocasio-Pantoja	2,354	2,354	—	—
Brian Joo	2,354	2,354	—	—
Ted Marks	23,539	23,539	—	—
Eric Almburg	11,769	11,769	—	—
Jack Coston	2,354	2,354	—	—
Casey Swanson	2,354	2,354	—	—
Eric Rivera	11,769	11,769	—	—
Ben Christensen	11,769	11,769	—	—
Jeffersen Emann	11,769	11,769	—	—
Kyler Murray	53,342	53,342	—	—
Miles McCollum	102,267	102,267	—	—

Cordell Broadus	31,501	31,501	—	—
Kiari Cephus p/k/a Offset	145,862	145,862	—	—
Daniel Shribman(4)	37,333	20,000	17,333	*
Nick Lewin(5)(6)	17,038,805	20,000	17,018,805	23.5%
Angela Dalton(5)	20,000	20,000	—	—
Mickie Rosen(5)	20,000	20,000	—	—
Bruce Gordon(5)	20,000	20,000	—	—
Paul Hamilton(5)(7)	3,862,359	20,000	3,842,359	5.3%
Andre Fernandez(5)	20,000	20,000	—	—
Calvin “Snoop Dogg” Cordozar Broadus Jr.(5)(8)	319,264	20,000	299,264	*
Ross Levinsohn(9)	37,333	20,000	17,333	*
Christoph Pachler(10)	—	186,667	—	—
Tamara Brandt(11)	1,429,272	475,000	954,272	1.3%

*	Less than 1%.
1.

Beneficial ownership and the percentage of Common Stock beneficially owned is computed on the basis of 72,506,849 shares of Common Stock outstanding as of November 30, 2022 and determined in accordance with the rules and regulations of the SEC.

2.

Includes Common Stock issuable upon settlement of restricted stock awards and restricted stock units, and the exercise of stock options, including those that will vest more than 60 days from the applicable determination date.

3.

Assumes that all of the shares of Common Stock held by each Selling Stockholder and being offered under this Reoffer Prospectus are sold, that shares of Common Stock beneficially owned by such Selling Stockholder on the applicable determination date but not being offered pursuant to this Reoffer Prospectus (if any) are not sold, and that no additional shares are purchased or otherwise acquired other than pursuant to the restricted stock awards, restricted stock units and stock options relating to the shares being offered.

4.

Mr. Shribman is a director of the Company and was the Chief Executive Officer, Chief Financial Officer and a director of B. Riley Principal 150 Merger Corp. (“BRPM”) prior to the closing of the Company’s business combination in July 2022. Mr. Shribman is a member of B. Riley Principal 150 Sponsor Co. LLC but does not have voting or dispositive control over the shares held by such entity. Includes 4,333 shares of Common Stock underlying 4,333 private placement warrants.

5.	This individual is a director of the Company.
6.

Includes 9,951,359 shares held by CPH Phase II SPV LP and 7,067,446 shares held by CPH Phase III SPV LP. CPH Holdings VII, LLC is the sole general partner of each of CPH Phase II SPV LP and CPH Phase III SPV LP, and Nick Lewin is the sole manager of CPH Holdings VII, LLC. In such capacity, Mr. Lewin has sole voting and investment power over the securities held by CPH Phase II SPV LP and CPH Phase III SPV LP and therefore may be deemed to be the beneficial owner of such securities. With respect to the securities held by CPH Phase II SPV LP and CPH Phase III SPV LP, Mr. Lewin disclaims beneficial ownership, except to the extent of his pecuniary interest therein. The business address of CPH Phase II SPV LP and CPH Phase III SPV LP is 1230 Montana Avenue, Suite 201, Santa Monica, CA 90403.

7.

Includes shares held directly by AEV Esports, LLC (“AEV”). Paul Hamilton is the President and Chief Executive Officer of AEV and may be deemed to share voting and dispositive control over the shares held by AEV. The business address of AEV is 2360 Corporate Circle Ste 330 Henderson, NV 89074. Cox Corporate Services, Inc. is the controlling member of AEV. Cox Corporate Services, Inc. is wholly owned by Cox Enterprises, Inc. Cox Enterprises, Inc. may be deemed to share beneficial ownership over the shares held by AEV. The address of the principal business office of Cox Corporate and Cox Enterprises is 6205 Peachtree Dunwoody Road, Atlanta, Georgia 30328. The principal business address for AEV is 6205 Peachtree Dunwoody Road, Atlanta, Georgia 30328. The business address of Mr. Hamilton is c/o AEV Esports, LLC, 6205 Peachtree Dunwoody Road, Atlanta, Georgia 30328.

8.

Includes (i) 236,264 shares held by Spanky’s Clothing, Inc., (ii) 31,500 shares held by Boss Lady Entertainment Inc. and (iii) 31,500 shares held by SMAC Entertainment Inc. The business address of Spanky’s Clothing, Inc., Boss Lady Entertainment Inc. and SMAC Entertainment Inc. is c/o FaZe Holdings Inc., 720 N. Cahuenga Blvd., Los Angeles, CA 90038.

9.

Mr. Levinsohn is a director of the Company and was a director of BPRM prior to the closing of the Company’s business combination in July 2022. Mr. Levinsohn is a member of B. Riley Principal 150 Sponsor Co. LLC but does not have voting or dispositive control over the shares held by such entity. Includes 4,333 shares of Common Stock underlying 4,333 private placement warrants.

10.	Mr. Pachler is the Chief Financial Officer of the Company.
11.	Ms. Brandt is the Chief Legal Officer of the Company.